EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS ACQUIRES

LAKE ARROWHEAD RESORT & SPA

New York – July XX, 2012 – Carey Watermark Investors Incorporated (CWI) announced today that it has acquired a 97% interest in Lake Arrowhead Resort & Spa from the property owner, Fulton Village Green Investors, LLC, an affiliate of Pacific Capital Investors, for a total investment of approximately $26.5 million, including its allocable share of debt and other investment-related costs.  The resort, located in Lake Arrowhead, California, was built in 1982 and renovated and upgraded in 2007, including the addition of a spa.

The 173-room lakefront resort includes 20,000 square feet of indoor and outdoor meeting space, an 8,000 square foot spa, restaurant, lounge, business center, fitness center, gift shop, outdoor pool, 270 surface parking spaces and a private beach and dock.  The investment includes a $3.7 million renovation of guestrooms and public spaces, which is anticipated to be completed in early 2013.  The property will be managed by Crescent Hotels & Resorts and in early 2013 will become a member of the Autograph Collection, a diverse collection of upper-upscale and luxury independent hotels sponsored by Marriott International.

The resort is located in the San Bernardino National Forest, 90 miles east of Los Angeles and a 45 minute drive from Ontario International Airport.  Interstate 15, a major north/south freeway, provides access to the resort from Riverside, Orange and San Diego Counties and Interstate 10, a major east/west freeway, provides access from Los Angeles International Airport and Los Angeles, San Bernardino, Ventura and Santa Barbara Counties.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “We are pleased to be entering into this transaction with Pacific Capital in this unique and well-known mountain resort.  We believe that this investment creates an opportunity for value creation through enhanced operations via the management of Crescent Hotels & Resorts and affiliation with the Autograph Collection; the completion of high impact enhancements to the property; and the strategic asset management oversight of CWI.  Combined with high barriers to entry, the mountain/lakefront location of the property provides the basis for significant value enhancement consistent with our overall strategy for CWI.”

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that was formed to make investments primarily in the lodging and lodging-related sectors. Affiliates of W. P. Carey & Co. LLC (NYSE:WPC) and Watermark Capital Partners, LLC advise the REIT and manage its overall portfolio. www.careywatermark.com

Autograph Collection
Autograph Collection is an evolving ensemble of strikingly independent luxury hotels sponsored by Marriott International. Each destination has been selected for its bold originality, rich character and uncommon details. From near to far, iconic to historic, the result is an array of properties that is nothing less than completely unique, nothing short of collectively exceptional. www.autographhotels.com

Crescent Hotels & Resorts
Crescent Hotels & Resorts owns and co-invests in hotel real estate, and is an independent, third-party operator of hotels and resorts. Crescent currently owns or operates approximately 62 hotels and resorts, with approximately 13,000 rooms in 27 States, Canada & the Caribbean. Crescent has grown in size every year since 2001, and is one of a small group of independent management companies approved to operate hotels under the Marriott, Hilton, Starwood, Hyatt, Wyndham and InterContinental flags. www.chrco.com

Forward-Looking Statements

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and Carey Watermark Investors Incorporated and its related and affiliated companies assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.